Prudential MoneyMart Assets
                    Treasurer's Certificate

      The  undersigned,  Treasurer of Prudential MoneyMart  Assets,  a  Maryland

corporation (the "Fund"), does hereby certify as follows:

           1.  For  the  fiscal year ended December 31, 1995, (as determined  by

           Rule  24f-2 under the Investment Company Act of 1940) the Fund issued

           29,480,611,461  of  Common  stock,  $.10  par  value,  29,126,104,972 shares  in  connection  with  sales of Fund  shares  and  354,506,489 shares  issued  in connection with the reinvestment of dividends  and distributions).

          2.   In respect of the issuance of such 29,480,611,461 shares the Fund

          received      consideration      of                    $29,480,611,461

          ($29,126,104,972 from the sale of its shares and $354,506,489 from the issuance  of  its  shares  in  connection  with  the  reinvestment  of dividends and distributions).

          3.     With   respect  to  each  share  issued,  the   Fund   received

          consideration  not  less than the net                asset  value  per

          share on the date issued and not             less than $.10 per share.

          4.    To  the  best of my knowledge and belief, the Fund  is  in  good standing in the State of Maryland.

          5.    At  no  time  during  the  fiscal year  were  there  issued  and outstanding more shares of the Fund's Common Stock than authorized  by the Articles of Incorporation.

      In  Witness  Whereof, I have hereunto signed my name as Treasurer  of  the

Fund.

Date:  February 14, 1996

(SEAL)




                                     /s/ Grace Torres
                                  Grace Torres


MMA-296.CER